Exhibit 10.31

MeadWestvaco Corporation

Description of Executive Officer Compensation

For 2005

Annual Cash Compensation

Base Salary- Set forth below are the 2005 base salaries of the Chief Executive Officer and each of the four most highly compensated executive officers (the named executive officers).

John A. Luke, Jr.	$985,000
James A. Buzzard	$654,000
E. Mark Rajkowski	$550,008
Wendell L. Willkie, II	$441,000
Mark T. Watkins	$433,850

Annual Incentive Compensation- The named executive officers are eligible for annual performance-based awards under the company’s Annual and Long-Term Incentive Plan (the “Incentive Plan”). For 2005, goals will be weighted as follows:

1. Financial
A. Earnings Before Interest and Taxes (EBIT)	60%
B. Working Capital as a percent of sales	35%
2. Safety (measured by total case incident rate)	5%

The minimum payout under the Annual portion of the Incentive Plan for the 2005 calendar year is determined by plan formula and could be 0% of the participant’s target payout. The maximum award possible under the Annual portion of the Incentive Plan is 200% of the participant’s target payout. The individual annual target amount for each of our senior executive officers ranges from 55-110% of salary, which amount is payable in a lump sum.

Long-Term Incentive Compensation- The named executive officers also are eligible for long-term performance awards under the Incentive Plan and the company’s Restricted Stock Plan. Under the Long-Term portion of the Incentive Plan and the Restricted Stock Plan, the Committee established a three year performance period beginning January 1, 2005 and ending December 31, 2007 (the “Performance Period”), with the following performance objectives and assigned the weightings set forth below.

1. Return on Invested Capital (ROIC)	40%

2. Key Performance Objectives
Reduction in Selling, General and Administrative Expenses as a percent of sales	20%
Total procurement savings (net of inflation)	20%
Revenue from New Products (with increased product margins)	20%

This Long-Term Award, including restricted stock, is subject to (i) a three-year vesting restriction expiring on the third anniversary of the grant date (February 22, 2005) and (ii) the satisfaction of the performance objectives during the Performance Period. The minimum long-term payout under the plans is zero. If threshold criteria are achieved, payment can be 50% of the participant’s target. The maximum long-term award possible under the plans is 150% of the participant’s target payout. The total potential Long-Term Award would be payable one-third in cash (under the Long-Term portion of the Incentive Plan) and two-thirds in restricted stock. The individual aggregate long-term target amounts for our named executive officers range from 150-450% of salary. Long-Term Awards (including cash and stock portions) are subject to Committee review and exercise of negative discretion. Long-Term Awards would be payable in 2008.